Coty Inc. Reports Second Quarter Fiscal 2019 Results

Second Quarter Results Show Improved Sequential Trends in Revenues and Profit

NEW YORK - February 8, 2019 -- Coty Inc. (NYSE: COTY) today announced financial results for the second quarter of fiscal year 2019, ended December 31, 2018.

Results at a glance	Three Months Ended December 31, 2018			Six Months Ended December 31, 2018
		Change YoY			Change YoY
(in millions, except per share data)		Reported Basis	Organic (LFL)		Reported Basis	Organic (LFL)
Net revenues	$2,511.2	(4.8%)	0.7%	$4,542.5	(6.8%)	(3.2%)
Operating (loss) income - reported	(804.6)	NM		(825.3)	NM
Operating income - adjusted*	322.3	(7%)		463.1	(15%)
Net (loss) income - reported	(960.6)	NM		(972.7)	NM
Net income - adjusted*	181.9	(23%)		262.4	(16%)
EPS (diluted) - reported	$(1.28)	NM		$(1.30)	NM
EPS (diluted) - adjusted*	$0.24	(25%)		$0.35	(17%)

* These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)” and “net debt,” are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Net Income represents Net Income Attributable to Coty Inc. Reconciliations from reported to adjusted results can be found at the end of this release.

Overview

Revenues:

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2Q19 reported net revenues of $2,511.2 million decreased 4.8%, with a like-for-like (LFL) revenue growth of 0.7%. The strong sequential improvement in both the reported and LFL performance reflected the combination of several temporary factors, including: (i) Burberry entering the LFL revenue base and facing a depressed prior year comparable, (ii) the positive impact from changes in revenue recognition policy, (iii) the shift of Luxury shipments from 1Q19 into 2Q19 as a result of the U.S. Hurricane Florence, and (iv) some moderation in the supply chain-related headwinds discussed in 1Q19.

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We estimate these factors cumulatively benefited our LFL revenue growth rate by approximately 2%, implying a moderate underlying 2Q19 LFL decline. This performance reflects strong LFL growth in Luxury, underlying growth in Professional Beauty, and a high single digit decline in Consumer Beauty.

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Year-to-date reported net revenues of $4,542.5 million decreased by 6.8%, with a LFL revenue decline of 3.2%. We estimate that the underlying LFL net revenue trend was a decline of approximately 2% in 1H19, excluding the temporary factors above.

Gross Margin:

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2Q19 reported gross margin of 61.9% increased by 80 bps from the prior-year period, while the adjusted gross margin of 62.1% increased by 50 bps, primarily driven by the divisional revenue mix shift toward Luxury and Professional Beauty, improvement in the Professional Beauty gross margin due to product mix, and the margin benefit from favorable FX.

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Year-to-date reported gross margin of 61.1% was flat with the prior-year, while the adjusted gross margin of 61.3% decreased by 20 bps, fueled by the gross margin contraction in 1Q19 connected to supply chain disruptions.

Operating Income:

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2Q19 reported operating loss of $804.6 million compared to 2Q18 reported operating income of $175.2 million, reflecting a $965.1 million non-cash impairment charge primarily connected to the Consumer Beauty division and select brand trademarks.

•	2Q19 adjusted operating income of $322.3 million declined by 7% from the prior year with an adjusted operating margin of 12.8%. The year-over-year decline in adjusted operating income reflected the contraction in net revenues, A&CP increasing as a percentage of net revenues during the quarter, and foreign exchange headwinds of approximately 4%. This was partially offset by strong fixed cost reduction.

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2Q19 adjusted operating income was also impacted by the temporary factors cited above, including: (i) the supply chain headwinds; (ii) the timing of Luxury shipments; (iii) revenue recognition; and (iv) the net impact of M&A, as the incremental Burberry contribution was partially offset by the lost profit from the FY18 brand rationalization program. The cumulative negative impact from these factors in 2Q19 was approximately $2M, which implies a high single digit decline in underlying adjusted operating income in the quarter.

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Year-to-date reported operating loss of $825.3 million compared to reported operating income of $204.7 million in the prior year. Year-to-date adjusted operating income of $463.1 million declined by 15% from the prior year with a margin of 10.2%.

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In 1H19, we estimate that adjusted operating income was adversely impacted by temporary factors of approximately $48 million, including over $90 million from the supply chain disruptions. Excluding these temporary impacts, the 1H19 underlying adjusted operating income would have declined approximately 6% year over year, with an operating margin of approximately 11%.

Net Income:

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2Q19 reported net loss of $960.6 million compared to reported net income of $109.2 million in the prior-year, while the adjusted net income of $181.9 million declined 23%, driven by the lower adjusted operating income and the $41.8 million positive foreign tax settlement in the prior year period.

•	Year-to-date reported net loss of $972.7 million compared to reported net income of $89.5 million in the prior-year, while the adjusted net income of $262.4 million decreased 16%.

Earnings Per Share (EPS):

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2Q19 reported earnings per share of $(1.28) declined from $0.15 in the prior-year, and the adjusted EPS of $0.24 declined from $0.32 in the prior year. The year-over-year decline in reported EPS reflects the significant $965.1 million impairment charge discussed above, while the decline in the adjusted EPS is driven by the aforementioned tax benefit in 2Q18 which contributed $0.05 to EPS.

•	Year-to-date reported earnings per share of $(1.30) declined from $0.12 in the prior-year, and the adjusted EPS of $0.35 declined from $0.42 in the prior year.

Operating Cash Flow & Net Debt:

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In 2Q19, net cash provided by operating activities was $319.6 million, broadly in-line with 2Q18, as we drove strong conversion of operating income into operating cash flow, supported by working capital improvement. First half operating cash flow totaled $237.7 million, down $70.1 million from the same period of the prior year.

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Our 2Q19 free cash flow of $193.9 million was largely in-line with 2Q18 and reflected the strong operating cash flow result, and a moderate year-over-year decline in capex. First half free cash flow of $(21.6) million decreased from $75.6 million in the prior year, driven by weakness in 1Q19.

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Net debt of $7,488.5 million on December 31, 2018 decreased by $172.8 million from the balance of $7,661.3 million on September 30, 2018 driven by positive free cash flow and a benefit from foreign exchange. This resulted in a last twelve months Net debt to adjusted EBITDA ratio of 5.8x, consistent with the reported ratio on September 30, 2018.

Management Comments

Commenting on the financial results, Pierre Laubies, Coty CEO said:

"Since I joined the company a few months ago, I have been thoroughly evaluating each part of our business, working to assess what has and has not worked, and where the opportunities lie. Within Coty, there are clear opportunities to improve how we run our company in order to enhance the quality of our business model, thereby giving us the time that we need to address our more strategic issues. I must stress that while we are confident that we can return Coty to a path of sustainable growth, we are also realistic that it will take time to achieve this outcome. Our Luxury and Professional Beauty divisions are growing reasonably well, but they cannot compensate completely for the difficult trajectory of our Consumer Beauty division. In Consumer Beauty, we need to earn our right to grow.

From a financial standpoint, gross margin improvement will become our key area of focus. Gross margin is the lifeblood of the business and we recognize that we must close the gap we have here versus our beauty peers. That means managing revenue and costs, improving product mix and range, simplifying our portfolio and formulations, and systemically deploying lean-inspired methodologies in our manufacturing and logistics operations. While we will deploy these principles whenever possible in the remainder of FY19, our immediate objective is to finalize a Strategic Plan, which will define our agenda for the medium term. I look forward to sharing more details on this plan in the coming months.
I have a great deal of confidence that the management team we have put into place is the right one to develop this plan, and that together with the broader Coty organization, we will be able to meet the objectives of driving gross margin improvement and sustained topline growth."

Outlook

As we focus on building a healthier business model, we anticipate a profit trend recovery in the second half of FY19. We expect that FY19 constant currency adjusted operating income will be moderately below FY18. We continue to expect positive free cash flow for FY19.

Second Quarter Fiscal 2019 Business Review by Segment

Luxury

	Three Months Ended December 31, 2018			Six Months Ended December 31, 2018
	Actual	Reported Basis YoY	LFL	Actual	Reported Basis YoY	LFL
Net Revenues	1,017.5	7.0%	10.8%	$1,810.4	5.5%	5.0%

	Reported	Adjusted		Reported	Adjusted
Operating Income	113.6	176.9		162.3	278.5
Operating Margin	11.2%	17.4%		9.0%	15.4%

In 2Q19, reported Luxury net revenues of $1,017.5 million increased by 7.0% versus the prior year. On a LFL basis, Luxury net revenues increased by 10.8%, primarily driven by the addition of Burberry to the LFL base and solid growth of the core portfolio, despite ongoing impact from the supply chain disruption. We estimate that the Luxury division delivered mid single digit growth in 2Q19 and 1H19 after adjusting for the supply chain disruptions and excluding the impact of Burberry.

2Q19 sell-out was strong across our top brands with particularly good performances by Gucci, Marc Jacobs and Burberry. Net revenue growth was driven by Calvin Klein, Gucci, Marc Jacobs and Chloe. Tiffany's sell-out performance remained strong during the holiday period, despite lapping the brand's launch in the prior year. Hugo Boss revenues in 2Q19 declined as the brand was impacted by the supply chain disruptions.

The Luxury division delivered reported operating income of $113.6 million, an increase of 33% vs. the prior-year period. 2Q19 adjusted operating income was $176.9 million, reflecting very strong 41% growth from the prior year, driven by the reported net revenue growth and solid fixed cost reductions. The adjusted operating margin was 17.4%, an increase of over 400 bps versus 2Q18.

Consumer Beauty

	Three Months Ended December 31, 2018			Six Months Ended December 31, 2018
	Actual	Reported Basis YoY	LFL	Actual	Reported Basis YoY	LFL
Net Revenues	967.8	(15.0%)	(7.3)%	1,796.6	(17.7%)	(10.6)%

	Reported	Adjusted		Reported	Adjusted
Operating (Loss) Income	(906.9)	54.1		(925.5)	68.9
Operating Margin	(93.7)%	5.6%		(51.5)%	3.8%

2Q19 Consumer Beauty net revenues of $967.8 million declined 15.0% on a reported basis and declined 7.3% LFL. We estimate that the net impact of the supply chain disruptions was offset by the positive impact in 2Q19 from a required revenue recognition policy change, implying a high single digit underlying LFL decline in both 2Q19 and 1H19. This performance was broadly in-line with sell-out trends, as our brands were pressured by continued weakness in the mass beauty market, particularly in the U.S. and Europe, although we saw some moderation in the pace of our market share losses. The Consumer Beauty division continues to be affected by the indirect impacts of the supply chain disruptions, including customer penalties and increased promotions, which reduced net revenues.

By category, net revenue in color cosmetics declined mid single digits and retail hair declined high single digits. While CoverGirl and Clairol net revenues benefited from a favorable comparable due to the inventory depletion in the prior year ahead of the 3Q18 brand relaunches, sell-through continued to decline high single digits in 2Q19. Our U.S. brands experienced moderating market share losses in traditional retailers, share gains on Amazon, and improving innovation performance. Sally Hansen reported strong growth in the quarter, supported by innovation. The Wella Retail brand continued to gain share with strength in styling in developed markets and hair color in emerging markets. In Brazil, our local brands continue to drive strong revenue growth and market share gains.

During 2Q19, Younique revenues and profit remained pressured due to a decline in product sales and presenter sponsorship as we continue to refine our product offerings and compensation plan structure to drive improvements in presenter sales activity, recruitment and retention. Our loyalty and subscription programs gained traction in the quarter, driving growth in customer revenues, although weakness in active presenters more than offset this growth. In 3Q19, Younique launched a customizable skincare line, YOU·OLOGY.

Reported operating loss in 2Q19 of $906.9 million compared to reported operating income of $99.3 million in the prior year period, reflecting non-cash impairment charges of $832.5 million to the Consumer Beauty goodwill and $97.8 million to the trademarks of CoverGirl, Clairol, and two small regional brands. The Consumer Beauty division has experienced increased competitive and market pressure throughout the first half of fiscal 2019, which has resulted in lower than expected revenues and earnings. Additionally, the discount rate used in the impairment review associated with the division has also increased in the quarter. Based on these adverse factors, management determined that there were indications that the goodwill of the division as well as certain trademark intangible assets may be impaired and accordingly interim intangible asset and goodwill impairment tests were performed as of December 31, 2018.

The 2Q19 adjusted operating income of $54.1 million declined from $131.9 million in the prior year period, resulting in an adjusted operating margin of 5.6%. Despite reductions in fixed costs, the adjusted operating margin was pressured by net revenue contraction and gross margin pressure linked to the supply chain disruptions.

Professional Beauty

	Three Months Ended December 31, 2018			Six Months Ended December 31, 2018
	Actual	Reported Basis YoY	LFL	Actual	Reported Basis YoY	LFL
Net Revenues	525.9	(4.0%)	(0.8%)	935.5	(4.4%)	(1.6)%

	Reported	Adjusted		Reported	Adjusted
Operating Income	73.8	91.1		78.8	114.9
Operating Margin	14.0%	17.3%		8.4%	12.3%

Professional Beauty 2Q19 net revenues of $525.9 million declined by 4.0%, with LFL down 0.8%. The Professional Beauty division continued to be impacted by the supply chain disruptions in its North America warehouse, with OPI being disproportionately affected. Adjusting for these supply chain disruptions, which impacted revenues by over 2%, we estimate that the division had low single digit underlying net revenue growth, with ghd delivering solid growth on the back of strong innovation. We continue to see no underlying change to the strong customer demand for our brands in North America or to the overall health of our salon professional business.

Professional Beauty reported operating income of $73.8 million was flat to the prior year period, while adjusted operating income grew 1% to $91.1 million. The Professional Beauty division adjusted operating margin of 17.3% grew 80 bps, despite the supply chain impacts, driven by strong gross margin performance and good fixed cost reduction.

Second Quarter Fiscal 2019 Business Review by Geographic Region

	Three Months Ended December 31,
	Net Revenues		Change
(in millions)	2018	2017	Reported Basis	Organic (LFL)
North America	$742.2	$741.8	—%	2%
Europe	1,201.6	1,297.6	(7%)	(1%)
ALMEA	567.4	598.2	(5%)	4%
Total	$2,511.2	$2,637.6	(5%)	1%

North America

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North America net revenues of $742.2 million, or approximately 29% of total net revenues, was flat as reported and increased 2% on an adjusted basis reflecting strong growth in Luxury partially offset by lower revenues in Professional Beauty, as a result of the supply chain disruptions, coupled with continued pressure in Consumer Beauty. In the United States, incremental revenues from Burberry and continued innovation from Gucci, together with higher year-over-year revenues from CoverGirl, were offset by lower net revenues from Younique within the United States due to a decline in product sales and presenter sponsorship as we continue to refine our product offerings and compensation plan structure to drive improvements in presenter sales activity, recruitment and retention.

Europe

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Europe net revenues of $1,201.6 million, or approximately 48% of total net revenues, declined 7% on a reported basis and declined 1% on a LFL basis driven by weakness in Consumer Beauty as a result of performance challenges and supply chain disruptions, largely offset by growth in Luxury. On a brand level, declines in Bourjois and Rimmel in the U.K. and Eastern Europe were compounded by declines in mass fragrances in Western Europe and were offset by strong performances by Burberry and Calvin Klein across the region.

ALMEA

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ALMEA net revenues of $567.4 million, or approximately 23% of total net revenues, showed solid growth despite impact from the supply chain disruptions. Revenues decreased 5% as reported, but grew 4% LFL fueled by strong growth in Luxury and Professional Beauty. From a brand perspective, Wella Professional revenues were higher in Brazil and the rest of Latin America, while in Consumer Beauty Max Factor declined in China and the Middle East and Wella Retail was lower in Latin America.

Cash Flows

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In 2Q19, net cash provided by operating activities was $319.6 million, broadly in-line with 2Q18, as we drove strong conversion of operating income into operating cash flow, supported by working capital improvement. The impact of integration and restructuring cash costs was approximately $81 million in 2Q19. The year-to-date operating cash flow totaled $237.7 million, down $70.1 million from the prior year.

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Our 2Q19 free cash flow of $193.9 million was largely in-line with 2Q18 and reflected the strong operating cash flow result, and a moderate year-over-year decline in capex. The first half free cash flow of $(21.6) million decreased from $75.6 million in the prior year, driven by weakness in 1Q19.

•	In 2Q19, we distributed $94.6 million in quarterly dividends.

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Cash and cash equivalents of $417.5 million decreased modestly from $423.3 million on September 30, 2018. Total debt of $7,906.0 million decreased by $178.6 million from September 30, 2018, with net debt of $7,488.5 million down $172.8 million from the balance of $7,661.3 million on September 30, 2018. This net debt decrease reflects positive free cash flow and a benefit from foreign exchange, as well as the payment of $94.6 million of dividends.

Other Company Developments

Other company developments include:

•	On November 11, 2018, Pierre Laubies was appointed as Coty CEO and Peter Harf assumed the position of Chairman of the Coty Board of Directors.

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On January 11, 2019, Coty announced a series of executive leadership changes to support its ongoing transformation and future growth. Pierre-André Terisse was appointed Chief Financial Officer and a member of the Executive Committee, effective February 1, 2019. Pierre Laubies assumed leadership for the formulation and implementation of the strategic vision for the Consumer Beauty division, supported by Gianni Pieraccioni who joined Coty as Chief Operating Officer, Consumer Beauty, and as a member of the Executive Committee, effective January 14, 2019. Luc Volatier was appointed Chief Global Supply Officer and a member of the Executive Committee, effective January 14, 2019.

•	On January 14, 2019, Coty announced that Bart Becht resigned from Coty's Board of Directors and Anna-Lena Kamenetzky joined the Board of Directors.

•	On February 8, 2019, Coty announced a dividend of $0.125 per share payable on March 15, 2019 to holders of record on February 28, 2019. This dividend will be considered a return of capital.

Conference Call

Coty Inc. will host a conference call at 8:00 a.m. (ET) today, February 8, 2019 to discuss its results. The dial-in number for the call is (866) 834-4311 in the U.S. or (720) 405-2213 internationally (conference passcode number: 1354018). The live audio webcast and presentation slides will be available at http://investors.coty.com. The conference call will be available for replay.

About Coty Inc.

Coty is one of the world’s largest beauty companies with over $9 billion in revenue, an iconic portfolio of brands and a purpose to celebrate and liberate the diversity of consumers’ beauty. We believe the beauty of humanity lies in the individuality of its people; beauty is at its best when authentic; and beauty should make you feel happy, never sad. As the global leader in fragrance, a strong number two in professional salon hair color & styling, and number three in color cosmetics, Coty operates three divisions: Consumer Beauty, which is focused on mass color cosmetics, mass retail hair coloring and styling products, body care and mass fragrances with brands such as COVERGIRL,

Max Factor, Bourjois and Rimmel; Luxury, which is focused on prestige fragrances and skincare with brands such as Calvin Klein, Marc Jacobs, Hugo Boss, Gucci and philosophy; and Professional Beauty, which is focused on servicing salon owners and professionals in both hair and nail, with brands such as Wella Professionals, Sebastian Professional, OPI and ghd. Coty has 20,000 colleagues globally and its products are sold in over 150 countries. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment.

For additional information about Coty Inc., please visit www.coty.com.

Forward Looking Statements

Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, the Company’s targets and outlook for future reporting periods (including the extent and timing of revenue and profit trends and the Consumer Beauty division’s stabilization), future profit trends and return to profitable growth, future gross margins, its future operations and strategy (including brand relaunches and performance in emerging markets and channels), synergies, savings, performance, cost, timing and integration relating to our recent acquisitions (including The Procter & Gamble Company’s beauty business (the “P&G Beauty Business”)), ongoing and future cost efficiency and restructuring initiatives and programs (including timing and impact), finalization of a strategic plan, FY19 adjusted operating income, positive free cash flow and liquidity, future effective tax rates, timing and size of cash outflows and debt deleveraging, and impact and timing of supply chain disruptions and resolution thereof. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including:

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the Company’s ability to achieve its global business strategies (including any changes to its strategy or operations as a result of its strategic review of the business), compete effectively in the beauty industry and achieve the benefits contemplated by its strategic initiatives within the expected time frame or at all;

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the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including any relaunched or rebranded products, execution of new launches, and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to its marketing and consumer engagement activities (including digital marketing and media);

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use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, stock compensation expense, income taxes, the assessment of goodwill and other intangible and long-lived assets for impairments, the market value of inventory, pension expense and the fair value of acquired assets and liabilities associated with acquisitions;

•	the impact of any future impairments;

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managerial, integration, operational, regulatory, legal and financial risks, including diversion of management attention to and management of, cash flows, expenses and costs associated with multiple ongoing and future strategic initiatives, internal reorganizations;

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the continued integration of the P&G Beauty Business and other recent acquisitions with the Company's business, operations, systems, financial data and culture and the ability to realize synergies, avoid future supply chain and other business disruptions, reduce costs (including through the Company's cash efficiency initiatives) and realize other potential efficiencies and benefits (including through the Company's restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;

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increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and luxury channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company's ability to respond to such changes;

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the Company and its business partners' and licensors' abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights;

•	any change to the Company's capital allocation and/or cash management priorities;

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any unanticipated problems, liabilities or other challenges associated with an acquired business which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters;

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the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;

•	the Company's dependence on certain licenses (especially in its Luxury division) and the Company's ability to renew expiring licenses on favorable terms or at all;

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the Company's dependence on entities performing outsourced functions, including outsourcing of distribution functions, third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers;

•	administrative, development and other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;

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global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect our business, financial performance, operations or products, including the impact of Brexit, the current U.S. administration, the results of elections in European countries and in Brazil, changes in the U.S. tax code and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S. and in other regions where the Company operates including the European Union and China;

•	currency exchange rate volatility and currency devaluation;

•	the number, type, outcomes (by judgment, order or settlement) and costs of any current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation;

•	the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;

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disruptions in operations and sales, including due to disruptions in supply chain, logistics, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, and the impact of such disruptions on the Company's ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;

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restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;

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increasing dependency on information technology and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, including the Company's digital transformation initiatives, and the cost of compliance or the Company's failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation or to protect against theft of customer, employee and corporate sensitive information;

•	the Company's ability to attract and retain key personnel and the impact of the recent senior management transitions;

•	the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products; and

•	other factors described elsewhere in this document and from time to time in documents that the Company file with the SEC.

When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 and other periodic reports the Company has filed and may file with the SEC from time to time.

All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

Investor Relations

Christina Frank, +1 212 389-6802
christina_frank@cotyinc.com

Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media Relations
Jennifer Friedman, +1 917 754-8399
jennifer_friedman@cotyinc.com

Non-GAAP Financial Measures

The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues, organic like-for-like (LFL) net revenues, adjusted gross profit and adjusted operating income.
The Company presents period-over-period comparisons of net revenues on a constant currency basis as well as on an organic (LFL) basis. The Company believes that organic (LFL) better enables management and investors to analyze and compare the Company's net revenues performance from period to period. For the period described in this release, the term “like-for-like” describes the Company's core operating performance, excluding the financial impact of (i) acquired brands or businesses in the current year period until we have twelve months of comparable financial results, (ii) divested brands or businesses or early terminated brands in the prior year period to maintain comparable financial results with the current fiscal year period and (iii) foreign currency exchange translations to the extent applicable. For a reconciliation of organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues”.
The Company presents operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin, net revenues and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted”. The Company believes these non-GAAP financial measures better enable management and investors to analyze and compare operating performance from period to period. In calculating adjusted operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin and EPS (diluted), the Company excludes the following items:

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Costs related to acquisition activities: The Company excludes acquisition-related costs and acquisition accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and the maturities of the businesses being acquired. Also, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions.

•
Restructuring and other business realignment costs: The Company excludes costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the above referenced expenses from the non-GAAP financial measures, management is able to evaluate the Company’s ability to utilize existing assets and estimate their long-term value. Furthermore, management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance.

•
Asset impairment charges: We have excluded the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance.

•
Amortization expense: The Company excludes the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from the non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

•
Interest and other (income) expense: The Company excludes foreign currency impacts associated with acquisition-related and debt financing related forward contracts, as well as debt financing transaction costs as the nature and amount of such charges are not consistent and are significantly impacted by the timing and size of such transactions.

•
Loss on early extinguishment of debt: We have excluded loss on extinguishment of debt as this represents a non-cash charge, and the amount and frequency of such charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.

•
Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant non-controlling interest percentage.

•
Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments are based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred.

The estimated supply chain impact to adjusted operating income only includes the direct impact on net revenues and the associated impact on cost of sales, while the Company assumed no impact from any other operating expenses.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate and adjusted cash tax rate to effective tax rate, see the table entitled “Reconciliation of Reported (Loss) Income Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes, Effective Tax Rates and Cash Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income to Adjusted Net Income.”
The Company also presents free cash flow, adjusted EBITDA and net debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities, less capital expenditures, adjusted EBITDA is defined as adjusted operating income less depreciation and net debt is defined as total debt less cash and cash equivalents. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for net debt, see the table entitled “Reconciliation of Total Debt to Net Debt.”
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(in millions, except per share data)	2018	2017	2018	2017
Net revenues	$2,511.2	$2,637.6	$4,542.5	$4,875.9
Cost of sales	956.7	1,024.9	1,765.8	1,899.1
as % of Net revenues	38.1%	38.9%	38.9%	38.9%
Gross profit	1,554.5	1,612.7	2,776.7	2,976.8
Gross margin	61.9%	61.1%	61.1%	61.1%

Selling, general and administrative expenses	1,284.0	1,319.2	2,406.3	2,510.3
as % of Net revenues	51.1%	50.0%	53.0%	51.5%
Amortization expense	88.5	89.6	181.0	167.8
Restructuring costs	21.5	21.7	37.0	32.9
Acquisition-related costs	—	7.0	—	61.1
Asset impairment charges	965.1	—	977.7	—
Operating (loss) income	(804.6)	175.2	(825.3)	204.7
as % of Net revenues	(32.0%)	6.6%	(18.2%)	4.2%
Interest expense, net	68.3	60.3	132.4	126.7
Other expense, net	4.8	4.2	7.5	8.7
(Loss) income before income taxes	(877.7)	110.7	(965.2)	69.3
as % of Net revenues	(35.0%)	4.2%	(21.2%)	1.4%
Provision (benefit) for income taxes	78.3	(7.9)	0.9	(33.2)
Net (loss) income	(956.0)	118.6	(966.1)	102.5
as % of Net revenues	(38.1%)	4.5%	(21.3%)	2.1%
Net income (loss) attributable to noncontrolling interests	0.6	(1.9)	1.8	(4.1)
Net income attributable to redeemable noncontrolling interests	4.0	11.3	4.8	17.1
Net (loss) income attributable to Coty Inc.	$(960.6)	$109.2	$(972.7)	$89.5
as % of Net revenues	(38.3%)	4.1%	(21.4%)	1.8%
Net (loss) income attributable to Coty Inc. per common share:
Basic	$(1.28)	$0.15	$(1.30)	$0.12
Diluted	$(1.28)	$0.15	$(1.30)	$0.12
Weighted-average common shares outstanding:
Basic	751.1	749.6	751.0	749.1
Diluted	751.1	752.7	751.0	752.5

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended December 31, 2018
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$2,511.2		$2,511.2	$83.7	$2,594.9
Gross profit	1,554.5	4.6	1,559.1	45.5	1,604.6
Gross margin	61.9%		62.1%		61.8%
Operating (loss) income	(804.6)	1,126.9	322.3	12.3	334.6
as % of Net revenues	(32.0%)		12.8%		12.9%
Net (loss) income attributable to Coty Inc.	$(960.6)	$1,142.5	$181.9
as % of Net revenues	(38.3%)		7.2%

EPS (diluted)	$(1.28)		$0.24

	Three Months Ended December 31, 2017
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$2,637.6		$2,637.6
Gross profit	1,612.7	11.3	1,624.0
Gross margin	61.1%		61.6%
Operating income	175.2	173.1	348.3
as % of Net revenues	6.6%		13.2%
Net income attributable to Coty Inc.	$109.2	$128.0	$237.2
as % of Net revenues	4.1%		9.0%

EPS (diluted)	$0.15		$0.32

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

	Six Months Ended December 31, 2018
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$4,542.5	$—	$4,542.5	$140.9	$4,683.4
Gross profit	2,776.7	9.8	2,786.5	74.1	2,860.6
Gross margin	61.1%		61.3%		61.1%
Operating (loss) income	(825.3)	1,288.4	463.1	19.7	482.8
as % of Net revenues	(18.2%)		10.2%		10.3%
Net (loss) income attributable to Coty Inc.	$(972.7)	$1,235.1	$262.4
as % of Net revenues	(21.4%)		5.8%

EPS (diluted)	$(1.30)		$0.35

	Six Months Ended December 31, 2017
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$4,875.9		$4,875.9
Gross profit	2,976.8	25.3	3,002.1
Gross margin	61.1%		61.6%
Operating income	204.7	339.5	544.2
as % of Net revenues	4.2%		11.2%
Net income attributable to Coty Inc.	$89.5	$224.0	$313.5
as % of Net revenues	1.8%		6.4%

EPS (diluted)	$0.12		$0.42

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING (LOSS) INCOME TO ADJUSTED OPERATING INCOME

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2018	2017	Change	2018	2017	Change
Reported Operating (Loss) Income	(804.6)	175.2	NM	(825.3)	204.7	NM
% of Net revenues	(32.0%)	6.6%		(18.2%)	4.2%
Asset impairment charges (a)	965.1	—	N/A	977.7	—	N/A
Amortization expense (b)	88.5	89.6	(1%)	181.0	167.8	8%
Restructuring and other business realignment costs (c)	73.3	75.6	(3%)	129.7	106.2	22%
Costs related to acquisition activities (d)	—	7.9	(100%)	—	65.5	(100%)
Total adjustments to Reported Operating Income	1,126.9	173.1	>100%	1,288.4	339.5	>100%
Adjusted Operating Income	322.3	348.3	(7%)	463.1	544.2	(15%)
% of Net revenues	12.8%	13.2%		10.2%	11.2%

(a)
In the three months ended December 31, 2018 we incurred $965.1 of asset impairment charges primarily due to $832.5 related to goodwill, $90.8 related to indefinite-lived other intangible assets (mainly related to the CoverGirl and Clairol trademarks) and $7.0 related to finite-lived other intangible assets. Additionally, the Company identified indicators of impairment related to the philosophy trademark that is part of the Luxury reporting unit and recorded an asset impairment charge of $22.8. The Company also fully impaired a Corporate equity security investment and recorded an asset impairment charge of $12.0.

In three months ended December 31, 2017, we did not incur asset impairment charges.
In the six months ended December 31, 2018 , we incurred $977.7 of asset impairment charges primarily due to $832.5 related to goodwill, $90.8 related to indefinite-lived other intangible assets (mainly related to the CoverGirl and Clairol trademarks) and $7.0 related to finite-lived other intangible assets. Additionally, the Company identified indicators of impairment related to the philosophy trademark that is part of the Luxury reporting unit and recorded an asset impairment charge of $22.8 and a $12.6 charge in the first quarter due to an acquired trademark associated with a terminated pre-existing license as a result of the acquisition. The Company also fully impaired a Corporate equity security investment and recorded an asset impairment charge of $12.0.
In six months ended December 31, 2017, we did not incur asset impairment charges.

(b)
In the three months ended December 31, 2018, amortization expense decreased to $88.5 from $89.6 in the three months ended December 31, 2017. In the three months ended December 31, 2018, amortization expense of $40.5, $30.7, and $17.3 was reported in the Luxury, Consumer Beauty and Professional Beauty segments, respectively. In the three months ended December 31, 2017, amortization expense of $40.3, $32.6, and $16.7 was reported in the Luxury, Consumer Beauty and Professional Beauty segments, respectively.

In the six months ended December 31, 2018, amortization expense increased to $181.0 from $167.8 in the six months ended December 31, 2017. In the three months ended December 31, 2018, amortization expense of $80.8, $64.1, and $36.1 was reported in the Luxury, Consumer Beauty and Professional Beauty segments, respectively. In the six months ended December 31, 2017, amortization expense of $73.5, $59.0, and $35.3 was reported in the Luxury, Consumer Beauty and Professional Beauty segments, respectively.

(c)
In the three months ended December 31, 2018, we incurred restructuring and other business structure realignment costs of $73.3. We incurred Restructuring costs of $21.5 primarily related to Global Integration Activities and 2018 Restructuring Actions, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $51.8 primarily related to our Global Integration Activities and certain other programs. This amount primarily includes $47.2 in Selling, general and administrative expense and $4.6 in Cost of sales. In the three months ended December 31, 2017, we incurred restructuring and other business structure realignment costs of $75.6. We incurred Restructuring costs of $21.7 primarily related to Global Integration Activities, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $53.9 primarily related to our Global Integration Activities. This amount primarily includes $43.7 in Selling, general and administrative expense and $10.2 in Cost of sales.
In the six months ended December 31, 2018, we incurred restructuring and other business structure realignment costs of $129.7. We incurred Restructuring costs of $37.0 primarily related to Global Integration Activities and 2018 Restructuring Actions, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $92.7 primarily related to our Global Integration Activities and certain other programs. This amount primarily includes $82.9 in Selling, general and administrative expense and $9.8 in Cost of sales. In the six months ended December 31, 2017, we incurred restructuring and other business structure realignment costs of $106.2. We incurred Restructuring costs of $32.9 primarily related to Global Integration Activities, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $73.3 primarily related to our Global Integration Activities. This amount primarily includes $52.6 in Selling, general and administrative expense and $20.7 in Cost of sales.

(d)
In the three months ended December 31, 2018, we did not incur costs related to acquisition activities. In the three months ended December 31, 2017, we incurred $7.9 of costs related to acquisition activities. We recognized Acquisition-related costs of $7.0, included in the Condensed Consolidated Statements of Operations. These costs may include finder’s fees, legal, accounting, valuation, and other professional or consulting fees, and other internal costs which may include compensation related expenses for dedicated internal resources. We also incurred approximately $0.9 in Costs of sales primarily reflecting revaluation of acquired inventory in connection with the acquisition of the Burberry Beauty Business in the Condensed Consolidated Statements of Operations.

In the six months ended December 31, 2018, we did not incur costs related to acquisition activities. In the six months ended December 31, 2017, we incurred $65.5 of costs related to acquisition activities. We recognized Acquisition-related costs of $61.1, included in the Condensed Consolidated Statements of Operations. These costs were primarily incurred in connection with the acquisition of P&G Beauty Business. These costs include amounts paid for external consulting fees and internal costs for converting the data received from P&G during the transition period to satisfy the Company’s internal and external financial reporting, regulatory and other requirements, as well as legal, accounting, and valuation services, and fees paid directly to P&G. We also incurred $3.5 and $0.9 in Costs of sales primarily reflecting revaluation of acquired inventory in connection with the acquisitions of Younique and the Burberry Beauty Business, respectively in the Condensed Consolidated Statements of Operations.

RECONCILIATION OF REPORTED (LOSS) INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES, EFFECTIVE TAX RATES AND CASH TAX RATES

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017
(in millions)	(Loss) Income Before Income Taxes	Provision for Taxes	Effective Tax Rate	Income Before Income Taxes	(Benefit) Provision for Taxes	Effective Tax Rate
Reported (Loss) Income Before Taxes	$(877.7)	$78.3	(8.9)%	$110.7	$(7.9)	(7.1)%
Adjustments to Reported Operating Income (a) (b)	1,126.9	(19.2)		173.1	37.2
Adjusted Income Before Taxes	$249.2	$59.1	23.7%	$283.8	$29.3	10.3%

(a)	See a description of adjustments under “Reconciliation of Reported Operating Income to Adjusted Operating Income”.

(b)
The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax benefit/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The benefit/provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non–GAAP measure of profitability.

The adjusted effective tax rate was 23.7% for the three months ended December 31, 2018 compared to 10.3% for the three months ended December 31, 2017. The differences were primarily due to the resolution of a foreign uncertain tax position of approximately $43.0 in the prior period.

	Six Months Ended December 31, 2018			Six Months Ended December 31, 2017
(in millions)	(Loss) Before Income Taxes	Provision for Income Taxes	Effective Tax Rate	Income Before Income Taxes	(Benefit) Provision for Income Taxes	Effective Tax Rate
Reported (Loss) Income Before Taxes	$(965.2)	$0.9	(0.1)%	$69.3	$(33.2)	(47.9)%
Adjustments to Reported Operating Income (a) (b)	1,288.4	45.9		339.5	96.8
Adjusted Income Before Taxes	$323.2	$46.8	14.5%	$408.8	$63.6	15.6%

(a)	See a description of adjustments under “Reconciliation of Reported Operating Income to Adjusted Operating Income”.

(b)
The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.

The adjusted effective tax rate was 14.5% for the six months ended December 31, 2018 compared to 15.6% for the six months ended December 31, 2017. The differences were primarily due to the resolution of foreign uncertain tax positions.

RECONCILIATION OF REPORTED NET (LOSS) INCOME TO ADJUSTED NET INCOME

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2018	2017	Change	2018	2017	Change
Reported Net (Loss) Income Attributable to Coty Inc.	$(960.6)	$109.2	NM	$(972.7)	$89.5	NM
% of Net revenues	(38.3%)	4.1%		(21.4%)	1.8%
Adjustments to Reported Operating Income (a)	1,126.9	173.1	>100%	1,288.4	339.5	>100%
Adjustments to noncontrolling interests (b)	(3.6)	(7.9)	54%	(7.4)	(18.7)	60%
Change in tax provision due to adjustments to Reported Net Income Attributable to Coty Inc.	19.2	(37.2)	>100%	(45.9)	(96.8)	53%
Adjusted Net Income Attributable to Coty Inc.	$181.9	$237.2	(23%)	$262.4	$313.5	(16%)
% of Net revenues	7.2%	9.0%		5.8%	6.4%

Per Share Data
Adjusted weighted-average common shares
Basic	751.1	749.6		751.0	749.1
Diluted	752.5	752.7		752.6	752.5
Adjusted Net Income Attributable to Coty Inc. per Common Share
Basic	$0.24	$0.32		$0.35	$0.42
Diluted	$0.24	$0.32		$0.35	$0.42
(a) See a description of adjustments under “Reconciliation of Reported Operating Income to Adjusted Operating Income”.
(b) The amounts represent the impact of non-GAAP adjustments to Net income attributable to noncontrolling interest related to the Company’s majority-owned consolidated subsidiaries. The amounts are based on the relevant noncontrolling interest’s percentage ownership in the related subsidiary, for which the non-GAAP adjustments were made.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended December 31,		Six Months Ended December 31,
(in millions)	2018	2017	2018	2017
Net cash provided by operating activities	$319.6	$316.7	$237.7	$307.8
Capital expenditures	(125.7)	(120.8)	(259.3)	(232.2)
Free cash flow	$193.9	$195.9	$(21.6)	$75.6
RECONCILIATION OF TOTAL DEBT TO NET DEBT

(in millions)	December 31, 2018
Total debt	$7,906.0
Cash	417.5
Net debt	$7,488.5

RECONCILIATION OF ADJUSTED OPERATING INCOME TO ADJUSTED EBITDA

(in millions)	Twelve Months Ended December 31, 2018
Adjusted operating income(a)	$919.5
Depreciation (b)	377.4
Pension Adjustment (c)	(0.8)
Adjusted EBITDA	1,296.9
a Adjusted operating income for the twelve months ended December 31, 2018 represents the summation of the adjusted operating income for each of the three months ended March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018. For a reconciliation of adjusted operating income to operating income for each of those periods, see the tables entitled “Reconciliation of Reported Operating Income to Adjusted Operating Income” and "Reconciliation of Reported Operating Income to Adjusted Operating Income by Segment" for each of those periods.
b The deprecation adjustment for the twelve months ended December 31, 2018 represents the summation of depreciation expense for each of the three months ended March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018 as adjusted by $4.0, $3.4, $1.8 and $1.6, respectively, for accelerated depreciation.
c The pension expense adjustment for the twelve months ended December 31, 2018 represents the summation of the non-service cost components of net periodic pension cost for each of the three months ended December 31, 2017, March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018.

NET DEBT/ADJUSTED EBITDA

Twelve Months Ended December 31,
Net Debt	7,488.5
EBITDA	1,296.9
Net Debt/Adjusted EBITDA	5.77

NET REVENUES AND ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended December 31,
	Net Revenues		Change		Reported Operating Income (Loss)		Adjusted Operating Income
(in millions)	2018	2017	Reported Basis	Constant Currency	2018	Change	2018	Change
Luxury	$1,017.5	$951.2	7%	10%	$113.6	33%	$176.9	41%
Consumer Beauty	967.8	1,138.6	(15%)	(11%)	(906.9)	NM	54.1	(59%)
Professional	525.9	547.8	(4%)	(1%)	73.8	0%	91.1	1%
Corporate	—	—	N/A	—%	(85.1)	(3%)	0.2	(75%)
Total	$2,511.2	$2,637.6	(5%)	(2%)	$(804.6)	NM	$322.3	(7%)

	Six Months Ended December 31,
	Net Revenues		Change		Reported Operating Income		Adjusted Operating Income
(in millions)	2018	2017	Reported Basis	Constant Currency	2018	Change	2018	Change
Luxury	$1,810.4	$1,715.6	6%	8%	$162.3	14%	$278.5	29%
Consumer Beauty	1,796.6	2,182.0	(18%)	(14%)	(925.5)	NM	68.9	(69%)
Professional	935.5	978.3	(4%)	(2%)	78.8	10%	114.9	7%
Corporate	—	—	N/A	—%	(140.9)	17%	0.8	(50%)
Total	$4,542.5	$4,875.9	(7%)	(4%)	$(825.3)	NM	$463.1	(15%)

NET REVENUES BY GEOGRAPHIC REGION

	Three Months Ended December 31,
	Net Revenues		Change
(in millions)	2018	2017	Reported Basis	Constant Currency
North America	$742.2	$741.8	0%	0%
Europe	1,201.6	1,297.6	(7%)	(4%)
ALMEA	567.4	598.2	(5%)	2%
Total	$2,511.2	$2,637.6	(5%)	(2%)

	Six Months Ended December 31,
	Net Revenues		Change
(in millions)	2018	2017	Reported Basis	Constant Currency
North America	$1,387.1	$1,494.3	(7%)	(7%)
Europe	2,073.8	2,264.1	(8%)	(6%)
ALMEA	1,081.6	1,117.5	(3%)	4%
Total	$4,542.5	$4,875.9	(7%)	(4%)

RECONCILIATION OF REPORTED OPERATING (LOSS) INCOME OPERATING INCOME BY SEGMENT

	Three Months Ended December 31, 2018
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Luxury	$113.6	$(63.3)	$176.9	$4.6	$181.5
Consumer Beauty	(906.9)	(961.0)	54.1	4.0	58.1
Professional Beauty	73.8	(17.3)	91.1	3.7	94.8
Corporate	(85.1)	(85.3)	0.2	—	0.2
Total	$(804.6)	$(1,126.9)	$322.3	$12.3	$334.6

OPERATING MARGIN
Luxury	11.2%		17.4%		17.4%
Consumer Beauty	(93.7%)		5.6%		5.8%
Professional Beauty	14.0%		17.3%		17.4%
Corporate	N/A		N/A		N/A
Total	(32.0%)		12.8%		12.9%

	Three Months Ended December 31, 2017
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Luxury	$85.1	$(40.3)	$125.4
Consumer Beauty	99.3	(32.6)	131.9
Professional Beauty	73.5	(16.7)	90.2
Corporate	(82.7)	(83.5)	0.8
Total	$175.2	$(173.1)	$348.3

OPERATING MARGIN
Luxury	8.9%		13.2%
Consumer Beauty	8.7%		11.6%
Professional Beauty	13.4%		16.5%
Corporate	N/A		N/A
Total	6.6%		13.2%

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” for a detailed description of adjusted items.

	Six Months Ended December 31, 2018
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Luxury	$162.3	$(116.2)	$278.5	$8.0	$286.5
Consumer Beauty	(925.5)	(994.4)	68.9	6.4	75.3
Professional Beauty	78.8	(36.1)	114.9	5.3	120.2
Corporate	(140.9)	(141.7)	0.8	—	0.8
Total	$(825.3)	$(1,288.4)	$463.1	$19.7	$482.8

OPERATING MARGIN
Luxury	9.0%		15.4%		15.5%
Consumer Beauty	(51.5%)		3.8%		4.0%
Professional Beauty	8.4%		12.3%		12.5%
Corporate	N/A		N/A		N/A
Total	(18.2%)		10.2%		10.3%

	Six Months Ended December 31, 2017
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Luxury	$141.8	$(73.5)	$215.3
Consumer Beauty	161.2	(59.0)	220.2
Professional Beauty	71.8	(35.3)	107.1
Corporate	(170.1)	(171.7)	1.6
Total	$204.7	$(339.5)	$544.2

OPERATING MARGIN
Luxury	8.3%		12.5%
Consumer Beauty	7.4%		10.1%
Professional Beauty	7.3%		10.9%
Corporate	N/A		N/A
Total	4.2%		11.2%

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended December 31, 2018 vs. Three Months Ended December 31, 2017 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Divestitures[1]	Organic (LFL)
Luxury	7%	10%	(1)%	11%
Consumer Beauty	(15)%	(11)%	(4)%	(7)%
Professional Beauty	(4)%	(1)%	—%	(1%)
Total Company	(5)%	(2)%	(3)%	1%

[1]	Divestitures reflect the net revenue reduction from the termination of Guess and the divestitures of the license of Playboy and the license of Cerruti in the three months ended December 31, 2017.

	Six Months Ended December 31, 2018 vs. Six Months Ended December 31, 2017 Net Revenue Change
Net Revenues Change YoY	Reported	Constant Currency	Impact from the Acquisition and Divestitures [1]	Organic (LFL)
Luxury	6%	8%	3%	5%
Consumer Beauty	(18)%	(14)%	(4)%	(10)%
Professional Beauty	(4%)	(2)%	—%	(2%)
Total Company	(7)%	(4)%	(1)%	(3)%

[1]
Acquisitions reflect the net revenue contribution from the acquisition of Burberry in the three months ended September 30, 2018 and the net revenue reduction from the termination of Guess and the divestitures of the license of Playboy and the license of Cerruti in the six months ended December 31, 2017.

COTY INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	December 31, 2018	June 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$417.5	$331.6
Restricted cash	27.5	30.6
Trade receivables—less allowances of $72.8 and $81.8, respectively	1,542.7	1,536.0
Inventories	1,164.6	1,148.9
Prepaid expenses and other current assets	562.1	603.9
Total current assets	3,714.4	3,651.0
Property and equipment, net	1,625.7	1,680.8
Goodwill	7,665.0	8,607.1
Other intangible assets, net	7,929.4	8,284.4
Deferred income taxes	182.7	107.4
Other noncurrent assets	153.5	299.5
TOTAL ASSETS	$21,270.7	$22,630.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,818.9	$1,928.6
Accrued expenses and other current liabilities	1,738.8	1,844.4
Short-term debt and current portion of long-term debt	255.7	218.9
Income and other taxes payable	51.6	52.1
Total current liabilities	3,865.0	4,044.0
Long-term debt, net	7,560.9	7,305.4
Pension and other post-employment benefits	519.6	533.3
Deferred income taxes	840.6	842.5
Other noncurrent liabilities	385.7	388.5
Total liabilities	13,171.8	13,113.7
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	487.6	661.3
EQUITY:
Preferred Stock	—	—
Common Stock	8.1	8.1
Additional paid-in capital	10,734.9	10,750.8
Accumulated deficit	(1,729.7)	(626.2)
Accumulated other comprehensive income	33.6	158.8
Treasury stock	(1,441.8)	(1,441.8)
Total Coty Inc. stockholders’ equity	7,605.1	8,849.7
Noncontrolling interests	6.2	5.5
Total equity	7,611.3	8,855.2
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$21,270.7	$22,630.2

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended December 31,
(in millions)	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(966.1)	$102.5
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	367.7	350.5
Deferred income taxes	(55.9)	(75.1)
Provision for bad debts	9.4	9.0
Provision for pension and other post-employment benefits	18.2	22.2
Share-based compensation	8.2	16.2
Asset impairment charges	977.7	—
Non-cash restructuring charges	23.8	0.2
Other	26.4	(5.3)
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(45.5)	(246.6)
Inventories	(35.2)	(22.2)
Prepaid expenses and other current assets	19.7	(47.6)
Accounts payable	(28.6)	18.7
Accrued expenses and other current liabilities	(87.4)	185.6
Income and other taxes payable	12.8	19.5
Other noncurrent assets	24.7	(14.9)
Other noncurrent liabilities	(32.2)	(4.9)
Net cash provided by operating activities	237.7	307.8
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(259.3)	(232.2)
Payment for business combinations and asset acquisitions, net of cash acquired	(40.8)	(264.6)
Proceeds from sale of asset	—	2.8
Net cash used in investing activities	(300.1)	(494.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short-term debt, original maturity less than three months	39.7	71.5
Proceeds from revolving loan facilities	1,076.6	1,437.0
Repayments of revolving loan facilities	(644.8)	(1,166.4)
Repayments of term loans and other long-term debt	(95.6)	(95.5)
Dividend payment	(188.4)	(188.1)
Net proceeds from issuance of Class A Common Stock and Series A Preferred Stock	0.9	13.7
Net proceeds from foreign currency contracts	2.4	8.2
Distributions to noncontrolling interests, redeemable noncontrolling interests and mandatorily redeemable financial instruments	(22.9)	(40.0)
Payment of debt issuance costs	(10.7)	(4.0)
Other	(3.5)	(3.2)
Net cash provided by financing activities	153.7	33.2
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(8.5)	8.0
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	82.8	(145.0)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	362.2	570.7
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$445.0	$425.7
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the period for interest	$140.7	$129.4
Cash received during the period for settlement of interest rate swaps	43.2	—
Cash paid during the period for income taxes, net of refunds received	57.6	57.5
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Accrued capital expenditure additions	$83.3	$72.6
Non-cash contingent consideration for business combination	—	5.0